Exhibit 107

Calculation of Filing Fee Tables

424B2(1)

(Form Type)

Wells Fargo Commercial Mortgage Securities, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid
Fees Previously Paid	Mortgage Backed Securities	BANK 2023-BNK46, Commercial Mortgage Pass-Through Certificates, Series 2023-BNK46	457(s)	$617,805,000(3)	100%	$617,805,000(3)	0.00011020	$68,082.11(4)
Carry Forward Securities
Carry Forward Securities

	Total Offering Amount					$617,805,000(3)		$68,082.11(4)
	Total Fees Previously Paid							$68,082.11(4)
	Total Fee Offsets
	Net Fees Due							$0.00

(1)	This is the final prospectus for the BANK 2023-BNK46, Commercial Mortgage Pass-Through Certificates, Series 2023-BNK46 offering.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	$617,805,000 of securities were registered in connection with the filing of the preliminary prospectus (accession number: 0001539497-23-001334); however, only $542,805,000 of securities are being sold pursuant to the prospectus to which this Exhibit 107 is attached.
(4)	This amount reflects the registration fee payable in connection with the $617,805,000 of securities registered in connection with the preliminary prospectus; the registration fee that would be payable for the $542,805,000 of securities being sold pursuant to the prospectus to which this Exhibit 107 is attached is $59,817.11. Payment of the $68,082.11 registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-23-001334).